EX-99 j(i)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 39 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 5, 2004, except for Note 6 as to which the date is February 12, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of the Franklin Templeton Variable Insurance Products Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Auditor” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 28, 2004